Exhibit 99.1

NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2018

FOURTH QUARTER FINANCIAL RESULTS

● Fourth quarter sales increased 37.7% to $73,774,000 versus fourth quarter FY17
● Gross profit percent improves 590-basis points from fourth quarter FY17
● Fourth quarter earnings per share improved to $0.51 versus $0.10 in the prior year
● Fiscal 2018 EBITDA of $21,047,000 represents significant improvement versus a prior year loss
● Six-Month backlog at $114,979,000 remains strong and increased 148% versus the prior year

RACINE, WISCONSIN—August 6, 2018 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2018 fourth quarter ended June 30, 2018.

Sales for the fiscal 2018 fourth quarter were $73,774,000, compared to $53,591,000 for the same period last year. The 37.7% increase in 2018 fourth quarter sales was primarily due to improved demand for the Company’s 8500 series transmission systems from North American fracking customers, and higher sales of aftermarket components. In addition, global demand continued to improve year-over-year across many of the Company’s other markets. For the fiscal 2018 full year, sales were $240,733,000, compared to $168,182,000 for fiscal 2017, an increase of 43%. Currency movement contributed $1,670,000 and $5,269,000 to the fourth quarter and fiscal 2018 volume growth, respectively.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “Fiscal 2018 fourth quarter financial results reflect positive momentum across many of our markets and the continued successful execution of our long-term strategic plan. I am pleased by the increase in profitability we achieved during the fourth quarter as a result of investments made to our global manufacturing processes, favorable sales mix, controlled expenses, and leveraging fixed costs. Gross profit percent during the fiscal 2018 fourth quarter was the second highest quarterly result in Twin Disc’s history. We are extremely excited with the acquisition of Veth Propulsion, which closed in early July. We anticipate this will be accretive to sales and cash earnings in the fiscal 2019 first half. The strategic acquisition expands Twin Disc’s position in the global marine industry at a time when demand is accelerating, while diversifying our markets, geographies, and products. Veth Propulsion enhances our future outlook and we expect fiscal 2019 to be another strong year.”

Gross profit percent for the fiscal 2018 fourth quarter was 37.3%, compared to 31.4% in the fiscal 2017 fourth quarter. The 590-basis point increase in gross profit percent for the fiscal 2018 fourth quarter compared to the fiscal 2017 fourth quarter was primarily due to higher volumes, a more profitable sales mix, improved operating efficiencies and a global reduction in fixed manufacturing costs. For the fiscal 2018 full year, gross profit was 33.3%, compared to 28.7% for the fiscal 2017 full year.

For the fiscal 2018 fourth quarter, marketing, engineering and administrative (ME&A) expenses increased $4,225,000 to $18,226,000, compared to $14,001,000 for the fiscal 2017 fourth quarter. The 30.2% increase in ME&A expenses in the quarter was primarily due to transaction costs related to the Veth acquisition, increased global bonus expense, additional stock compensation expense and a currency exchange impact. These items accounted for approximately $3,800,000 of the total increase in the fourth quarter. For the fiscal 2018 full year, ME&A expenses increased $9,136,000, or 17.3%, to $61,909,000, compared to $52,773,000 for the fiscal 2017 full year. As a percent of revenues, for the fiscal 2018 full year, ME&A expenses improved to 25.7%, compared to 31.4% for the fiscal 2017 full year.

Twin Disc recorded restructuring charges of $897,000 in the fiscal 2018 fourth quarter, compared to restructuring charges of $424,000 in the same period last fiscal year. Restructuring activities during the fiscal 2018 fourth quarter related primarily to cost reduction and productivity actions at the Company’s European operations. For the fiscal 2018 full year, the Company recorded restructuring charges of $3,398,000, compared to $1,791,000 for the fiscal 2017 full year.

The fiscal 2018 full year effective tax rate was 33.1%, compared to the fiscal 2017 rate of 35.8%. The fiscal 2018 rate was impacted by two significant discrete adjustments. During the first quarter of fiscal 2018, the Company recorded a tax benefit of $3,800,000 related to the reversal of a valuation allowance in a certain foreign jurisdiction that had been subject to a full valuation allowance. Improvement in operating results, along with a business reorganization which provided favorable tax planning opportunities, allowed for the reversal of this valuation allowance. During the second quarter of the current fiscal year, in compliance with the Tax Cuts and Jobs Act, the Company recorded a non-cash tax expense of $4,300,000, primarily due to a remeasurement of deferred tax assets and liabilities. In addition, a rate change in Belgium resulted in a $400,000 non-cash tax expense due to remeasurement of deferred tax assets and liabilities. The reduced domestic rate resulting from the Tax Cuts and Jobs Act, the mix of earnings by jurisdiction and smaller discrete adjustments explain the remaining movement in the Company’s effective tax rate.

Net income attributable to Twin Disc for the fiscal 2018 fourth quarter was $5,941,000, or $0.51 per diluted share, compared to $1,163,000 or $0.10 per diluted share, for the fiscal 2017 fourth quarter. Net income for the fiscal 2018 fourth quarter, included $1,679,000 of one-time expenses associated with the Company’s July 2018 acquisition of Veth Propulsion. For the fiscal 2018 full year, net income attributable to Twin Disc was $9,528,000, or $0.82 per diluted share, compared to a loss of ($6,294,000), or ($0.56) per share for the fiscal 2017 full year. Net income for the fiscal 2017 full year included a $2,646,000 non-cash impairment charge related primarily to goodwill associated with the Company’s domestic industrial business.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were $9,924,000 for the fiscal 2018 fourth quarter, compared to $3,357,000 for the fiscal 2017 fourth quarter. For the fiscal 2018 full year, EBITDA was $21,047,000 compared to ($2,388,000) for the fiscal 2017 full year.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “During the past three years we proactively adjusted our business to improve our operations, increase efficiencies, and reduce capital requirements. Since fiscal 2016, working capital as a percent of full year sales has improved from 53.5% to 40.3% at June 30, 2018. In addition, our conservative approach to managing our balance sheet provided Twin Disc with the flexibility to complete the transformative acquisition of Veth Propulsion. To help fund the acquisition, we successfully entered into a new $50 million asset-based line of credit and $35 million term note. For fiscal 2018, we invested $6,328,000 in capital expenditures and expect to invest approximately $14,000,000 to $16,000,000 in capital expenditures in fiscal 2019. The increase in expected capital expenditures is primarily focused on additional investments to upgrade our manufacturing capabilities and improve both quality and efficiencies.”

Mr. Batten concluded: “Our six-month backlog at June 30, 2018, was $114,979,000 compared to $116,292,000 at March 31, 2018, and $46,437,000 at June 30, 2017. The slight decline in the six-month backlog over the past three months, is primarily due to a rescheduling of deliveries for military transmission systems. Twin Disc continues to experience strong demand in the oil and gas markets and we are well positioned to benefit from a strengthening capital investment cycle. In addition, many of our other markets are experiencing favorable and improving demand trends. As we celebrate our 100th anniversary, I am extremely encouraged by the direction Twin Disc is headed. Throughout fiscal 2019, we will focus on successfully integrating the Veth Propulsion acquisition and capitalizing on compelling opportunities underway in many of our global markets.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Monday, August 6, 2018. To participate in the conference call, please dial 800-263-0877 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. August 6, 2018, until midnight August 13, 2018. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 3591165.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)

	Quarter Ended		Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net sales	$73,774	$53,591	$240,733	$168,182
Cost of goods sold	46,284	36,775	160,497	119,950
Gross profit	27,490	16,816	80,236	48,232

Marketing, engineering and administrative expenses	18,226	14,001	61,909	52,773
Restructuring expenses	897	424	3,398	1,791
Goodwill and other asset impairment charge	-	9	-	2,646
Income (loss) from operations	8,367	2,382	14,929	(8,978)

Interest expense	55	67	282	303
Other income (expense), net	16	(661)	(227)	(248)

Income (loss) before income taxes and noncontrolling interest	8,328	1,654	14,420	(9,529)
Income tax expense (benefit)	2,372	478	4,773	(3,414)

Net income (loss)	5,956	1,176	9,647	(6,115)
Less: Net earnings attributable to noncontrolling interest, net of tax	(15)	(13)	(119)	(179)
Net income (loss) attributable to Twin Disc	$5,941	$1,163	$9,528	$(6,294)

Net income (loss) per share data:
Basic income (loss) per share attributable to Twin Disc common shareholders	$0.51	$0.10	$0.82	$(0.56)
Diluted income (loss) per share attributable to Twin Disc common shareholders	$0.51	$0.10	$0.82	$(0.56)

Weighted average shares outstanding data:
Basic shares outstanding	11,315	11,250	11,295	11,239
Diluted shares outstanding	11,415	11,251	11,395	11,239

Dividends per share	$0.00	$0.00	$0.00	$0.00

Comprehensive income:
Net income (loss)	$5,956	$1,176	$9,647	$(6,115)
Foreign currency translation adjustment	(3,897)	3,441	981	985
Benefit plan adjustments, net of taxes of $2,043, $4,953, $3,207, and $6,149, respectively	5,242	8,396	7,924	10,500
Comprehensive income	7,301	13,013	18,552	5,370
Less: Comprehensive income attributable to noncontrolling interest	(50)	(44)	(145)	(193)

Comprehensive income attributable to Twin Disc	$7,251	$12,969	$18,407	$5,177

Reconciliation of Consolidated net INCOME (LOSS) to EBITDA (In thousands; unaudited)
	Quarter Ended		Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss) attributable to Twin Disc	$5,941	$1,163	$9,528	$(6,294)
Interest expense	55	67	282	303
Income taxes	2,372	478	4,773	(3,414)
Depreciation and amortization	1,556	1,649	6,464	7,017
Earnings (loss) before interest, taxes, depreciation and amortization	$9,924	$3,357	$21,047	$(2,388)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	June 30,	June 30,
	2018	2017
ASSETS
Current assets:
Cash	$15,171	$16,367
Trade accounts receivable, net	45,422	31,392
Inventories	84,001	66,193
Prepaid expenses	8,423	8,295
Other	6,252	7,187
Total current assets	159,269	129,434

Property, plant and equipment, net	48,940	48,212
Goodwill, net	2,692	2,585
Deferred income taxes	18,056	24,198
Intangible assets, net	1,906	2,009
Other assets	3,850	4,460

TOTAL ASSETS	$234,713	$210,898

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29,368	$21,301
Accrued liabilities	32,976	23,222

Total current liabilities	62,344	44,523

Long-term debt	4,824	6,323
Accrued retirement benefits	21,068	33,706
Deferred income taxes	1,203	1,011
Other long-term liabilities	1,658	1,768

Total liabilities	91,097	87,331

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,570	10,429
Retained earnings	178,896	169,368
Accumulated other comprehensive loss	(23,792)	(32,671)
	166,674	147,126
Less treasury stock, at cost (1,545,783 and 1,580,335 shares, respectively)	23,677	24,205

Total Twin Disc shareholders' equity	142,997	122,921

Noncontrolling interest	619	646
Total equity	143,616	123,567

TOTAL LIABILITIES AND EQUITY	$234,713	$210,898

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)

	For the Year Ended
	June 30, 2018	June 30, 2017

Cash flows from operating activities:
Net income (loss)	$9,647	$(6,115)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,464	7,017
Goodwill and other asset impairment charge	-	2,646
Stock compensation expense	2,062	1,615
Restructuring of operations	238	92
Provision for deferred income taxes	(3,900)	(4,245)
Other, net	(63)	7
Net change in operating assets and liabilities	(7,937)	2,161
Net cash provided by operating activities	6,511	3,178

Cash flows from investing activities:
Proceeds from sale of plant assets	152	217
Capital expenditures	(6,328)	(3,133)
Other, net	(128)	(126)
Net cash used by investing activities	(6,304)	(3,042)

Cash flows from financing activities:
Borrowings under revolving loan agreement	80,642	53,920
Repayments under revolving loan agreement	(82,143)	(56,113)
Proceeds from exercise of stock options	29	-
Dividends paid to noncontrolling interest	(172)	(109)
Payments of withholding taxes on stock compensation	(422)	(140)
Net cash used by financing activities	(2,066)	(2,442)

Effect of exchange rate changes on cash	663	400

Net change in cash	(1,196)	(1,906)

Cash:
Beginning of period	16,367	18,273

End of period	$15,171	$16,367

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